Filed Pursuant to Rule 424(b)(3)
Registration No. 333-253432

PROSPECTUS ADDENDUM (to Prospectus Supplement dated February 4, 2022 and Prospectus dated March 4, 2022)

UBS AG

ETRACS 2x Leveraged US Dividend Factor TR ETN

ETRACS 2x Leveraged US Growth Factor TR ETN

ETRACS 2x Leveraged US Size Factor TR ETN

ETRACS 2x Leveraged US Value Factor TR ETN

ETRACS 2x Leveraged MSCI US Minimum Volatility Factor TR ETN

ETRACS 2x Leveraged MSCI US Momentum Factor TR ETN

ETRACS 2x Leveraged MSCI US Quality Factor TR ETN

This prospectus addendum relates to various series of outstanding Exchange Traded Access Securities (collectively, “ETRACS”) previously issued by UBS AG that are part of a series of debt securities entitled “Medium Term Notes, Series B”. This prospectus addendum and the prospectus supplement, dated February 4, 2021, will be used by UBS AG in connection with the continuous offering of outstanding series of previously issued ETRACS. The ETRACS were initially registered, and all or a portion were initially offered and sold, under a registration statement previously filed by UBS AG. When UBS AG initially registered your series of ETRACS, UBS AG prepared a prospectus supplement dated February 4, 2021, referred to as the “original prospectus supplement,” related to your series of ETRACS. The original prospectus supplement was attached to a “base” prospectus.

UBS AG has prepared a new “base” prospectus dated March 4, 2022. This new base prospectus replaces the prior base prospectus. Because the terms of your ETRACS otherwise have remained the same, UBS AG is continuing to use the original prospectus supplement. As a result, you should read the original prospectus supplement for your ETRACS, which gives the specific terms of your ETRACS, together with the base prospectus dated March 4, 2022. When you read these documents, please note that all references in the original prospectus supplement to the base prospectus dated as of a date prior to March 4, 2022, or to any sections of the prior base prospectus, should refer instead to the base prospectus dated March 4, 2022, or to the corresponding section of that base prospectus. In addition, please note that instead of using the website links in the original prospectus supplement to the base prospectus dated as of a date prior to March 4, 2022, you should use the following website link to access the base prospectus dated March 4, 2022: https://www.sec.gov/Archives/edgar/data/0001114446/000119312522066322/d319986d424b3.htm

In addition, please disregard the table of contents for the base prospectus dated as of a date prior to March 4, 2022 that is provided in the original prospectus supplement for your securities. A table of contents for the new base prospectus is provided on page i of the March 4, 2022 base prospectus.

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

PROHIBITION OF SALES TO U.K. RETAIL INVESTORS

The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“U.K.”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended by the European Union (Withdrawal Agreement) Act 2020 (“EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement the Insurance Distribution Directive, where that customer would not qualify as a professionaclient, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “U.K. PRIIPs Regulation”) for offering or selling the securities or otherwise making them available to retail investors in the U.K. has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the U.K. may be unlawful under the U.K. PRIIPs Regulation.

UBS AG, UBS Securities LLC or any affiliate of UBS AG may use this prospectus addendum, together with the original prospectus supplement and the new base prospectus, in connection with offers and sales of the ETRACS in market-making transactions. Please see “Supplemental Plan of Distribution” in the original prospectus supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank

Prospectus Addendum dated March 8, 2022